As filed with the Securities and Exchange Commission on January 27, 2016

Registration No. 333-193866

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BioMed Realty Trust, Inc.

(BRE Edison L.P. as successor by merger to BioMed Realty Trust, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-1142292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17190 Bernardo Center Drive

San Diego, California 92128

(858) 485-9840

(Address, Including Zip Code, of Principal Executive Offices)

BIOMED REALTY TRUST, INC. AND BIOMED REALTY, L.P.

2004 INCENTIVE AWARD PLAN, AS AMENDED AND RESTATED

(Full Title of the Plan)

Alan D. Gold

President and Chief Executive Officer

17190 Bernardo Center Drive

San Diego, California 92128

(858) 485-9840

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian M. Stadler, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-193866) (the “Registration Statement”) of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), which was filed with the Securities and Exchange Commission on February 11, 2014.

On January 27, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 7, 2015, among the Company, BRE Edison Holdings L.P., a Delaware limited partnership, BRE Edison L.P., a Delaware limited partnership (“Merger Sub I”), BRE Edison Acquisition L.P., a Maryland limited partnership, and BioMed Realty, L.P., a Maryland limited partnership, the Company merged with and into Merger Sub I, with Merger Sub I continuing as the surviving company in the merger (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub I, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 27, 2016.

BRE EDISON L.P.
(as successor by merger to BioMed Realty Trust, Inc.)

By:	/s/ Jonathan P. Klassen
	Name:	Jonathan P. Klassen
	Title:	Executive Vice President, General Counsel and Secretary